SOUTHSIDE BANCSHARES, INC.

NONSTATUTORY STOCK OPTION AWARD CERTIFICATE

Non-transferable

G R A N T T O

_______________________________
(“Optionee”)

the right to purchase from Southside Bancshares, Inc. (the “Company”)

___________ shares of its common stock, $1.25 par value, at the price of $_____ per share (the “Option”)

pursuant to and subject to the provisions of the Southside Bancshares, Inc. 2017 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Option, Optionee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated as provided in Section 1 of the Terms and Conditions, the Option shall vest (become exercisable) in accordance with the following schedule, provided that Optionee remains in Continuous Service on each applicable vesting date:

Continuous Service after Grant Date	Percent of Option Shares Vested

IN WITNESS WHEREOF, Southside Bancshares, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

SOUTHSIDE BANCSHARES, INC. By: ________________________________ Its: Authorized Officer	Grant Date:

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TERMS AND CONDITIONS

1. Vesting of Option. The Option shall vest (become exercisable) in accordance with the schedule shown on the cover page of this Award Certificate. Notwithstanding the vesting schedule, the Option shall become fully vested and exercisable upon (i) the termination of Optionee’s Continuous Status as a Participant due to death or Disability, (ii) a Change in Control, unless the Option is assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control, or (iii) if the Option is assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, the termination of Optionee’s employment without Cause (or Optionee‘s resignation for Good Reason as provided in any employment, severance or similar agreement, if applicable) within two years after the effective date of the Change in Control.

2. Term of Option and Limitations on Right to Exercise. The term of the Option will be for a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the vested Option will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a) Three (3) months after the date of termination of Optionee’s Continuous Service for any reason other than (i) for Cause, or (ii) by reason of Optionee’s death or Disability.

(b) Twelve (12) months after the date of termination of Optionee’s Continuous Service by reason of Optionee’s Disability or Retirement.

(c) Twelve (12) months after the date of Optionee’s death, if Optionee dies while employed, or during the three-month period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the Option otherwise expires.

(d) Immediately upon the date of termination of Optionee’s Continuous Service by the Company for Cause.

If Optionee or his or her beneficiary exercises an Option after termination of service, the Option may be exercised only with respect to the Shares that were otherwise vested on Optionee’s termination of service, including Option Shares vested by acceleration under Section 1.

3. Exercise of Option. The Option shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time and (b) payment to the Company in full for the Shares subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below). If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such Shares shall be (a) in cash, (b) by delivery (actual or by attestation) of Shares previously acquired by the purchaser, (c) by withholding of Shares from the Option, or (d) any combination thereof, for the number of Shares specified in such written notice. The value of Shares surrendered or withheld for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Option may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option Shares on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price.

4. Withholding. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Optionee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Option. Unless the Committee determines otherwise, the withholding requirement will be satisfied by withholding from the Option Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes. The obligations of the Company under this Award Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Optionee.

5. Limitation of Rights. The Option does not confer to Optionee or Optionee’s beneficiary designated pursuant to the Plan any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Option. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue in the service of the Company or any Affiliate.

6. Restrictions on Transfer and Pledge. No right or interest of Optionee in the Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an Affiliate. The Option is not assignable or transferable by Optionee other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers. The Option may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.

7. Restrictions on Issuance of Shares. If at any time the Committee or the Board shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Option upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or the Board.

8. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

9. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

10. Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Southside Bancshares, Inc., 1201

S. Beckham, Tyler, Texas 75701; Attn: Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.